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                                                                     EXHIBIT 4.1

                                AMENDMENT TO THE
                           FIRST AMENDED AND RESTATED
                W. R. BERKLEY CORPORATION 1992 STOCK OPTION PLAN


         WHEREAS, W. R. Berkley Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), currently maintains and sponsors the First Amended and Restated W. R. Berkley Corporation 1992 Stock Option Plan (the "Plan") for the benefit of its eligible employees and the eligible employees of its affiliates; and

         WHEREAS, Article XVII of the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan at any time; and

         WHEREAS, effective March 9, 2000, the Board resolved to amend the Plan as hereinafter set forth;


         NOW, THEREFORE, pursuant to the authority reserved to the Board, the Plan is hereby amended as follows, effective March 9, 2000:


         The second paragraph of Article VII shall be deleted and the following shall be inserted in its place:

               "If the Committee shall so determine, payment for shares of stock purchased upon exercise of an option granted hereunder may be made by delivery of one or more promissory notes or otherwise on an installment basis, with terms and conditions as provided in the applicable option agreement; provided, however, that in no event shall any such promissory note or installment obligation be due and payable later than five years from the date of purchase. The optionee shall have full voting rights and shall receive all dividends with respect to the shares so purchased. Certificates for shares so purchased shall, immediately upon issue, be delivered to the Company, endorsed in blank by the optionee or accompanied by a separate stock power so endorsed, in pledge as security for the payment of the unpaid balance of the purchase price. The certificates issued to represent paid
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          shares shall state thereon the total amount of the consideration to be paid therefor and the amount paid thereon."


         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 9th day of March, 2000, on behalf of the Board.

                                         By:   /s/ Cornelius T. Finnegan, III
                                             ----------------------------------
                                             Name: Cornelius T. Finnegan, III
                                                     Senior Vice President-
                                                        General Counsel